Exhibit 99.2

September 2, 2014

Dear Shareholder:

We have extended our previously announced odd-lot tender offer until 5:00 p.m. Eastern Time, on September 30, 2014, unless further extended or terminated. No other terms or conditions of our Offer to Purchase have changed. However, on August 26, 2014 our Board of Directors declared a cash dividend of $0.03 per share, for shareholders of record date on September 12, 2014, payable on September 30, 2014. If you previously tendered your shares with a Letter of Transmittal, you will receive a dividend with respect to the shares you tendered. Also, if you tender your shares during the extended odd-lot tender offer period, you will receive a dividend with respect to the shares you owned on September 12, 2014.

We are continuing to offer to purchase these common shares at $7.68 per share in cash, which was the average closing price of our shares over the 30-day period ending July 24, 2014. If you are an eligible record shareholder and you tender your shares directly to us, you will not incur any sales commission or other charges. If you hold your shares or tender your shares through a broker, bank or other institution or nominee, you should consult with the broker, bank or other institution or nominee to determine whether you are eligible to participate in this offer and whether any transaction costs apply.

You should review the Offer to Purchase and related material that was previously mailed to you. If you are a registered holder, we have enclosed another Letter of Transmittal for your convenience.

Questions and requests for assistance regarding the offer may be directed to Morrow & Co., LLC, our Information Agent for the offer, by telephone at (800) 267-0201 or (203) 658-9400, or by e-mail at fmnb.info@morrowco.com.

Sincerely,

Kevin J. Helmick
President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com